Exhibit 99.1

For Further Information Contact:
Paul G. Henning Cameron Associates 212-554-5462 phenning@cameronassoc.com

Celsion Corporation to be Listed on the NASDAQ Stock Market

Columbia, MD — January 28, 2008:  CELSION CORPORATION (AMEX: CLN) announced today that its board of directors has approved the decision to switch the listing of its common stock from the American Stock Exchange to The NASDAQ Stock Market LLC®. Effective February 8, 2008 the company will trade under the symbol NASDAQ:CLN.

“This decision was reached after careful consideration of capital market alternatives and analysis of the electronic market model, which provides added visibility to our investors,” said Michael H. Tardugno, President and Chief Executive Officer of Celsion. “We believe that NASDAQ’s electronic multiple market maker structure will provide our company with enhanced exposure and liquidity, while at the same time providing investors with the best prices, the fastest execution, and the lowest cost per trade. As the world’s largest electronic stock market, NASDAQ promotes innovation and attracts leading growth companies from a diverse group of sectors. We are proud to be a part of The NASDAQ Stock Market.”

About ThermoDox

ThermoDox is Celsion’s proprietary heat-sensitive liposomal encapsulation of doxorubicin, an approved and frequently used anti-cancer drug used in the treatment of various cancers including breast cancer. Localized mild hyperthermia (40-42 degrees C) releases the entrapped doxorubicin from the liposome. This delivery technology enables high concentrations of doxorubicin to be deposited preferentially in a targeted tumor.

About Celsion:

Celsion is dedicated to the development and commercialization of oncology drugs including tumor-targeting treatments using focused heat energy in combination with heat activated drug delivery systems.  Celsion has research, license or commercialization agreements with leading institutions such as the National Institutes of Health, Duke

University Medical Center, University of Hong Kong, Cleveland Clinic, North Shore Long Island Jewish Health System. Additional information about Celsion Corporation can be found on the Celsion web site at www.celsion.com.

About NASDAQ

NASDAQ® is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, its systems trade more shares per day than any other U.S. market. NASDAQ is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit the NASDAQ Web site at http://www.nasdaq.com or the NASDAQ NewsroomSM http://www.nasdaq.com/newsroom.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.